CHAD
THERAPEUTICS
Innovative Respiratory Solutions

FOR IMMEDIATE RELEASE

21622 Plummer Street
Chatsworth, CA 91311
Toll Free: 800.423.8870
Phone: 818.882.0883
Main Fax: 818.882.1809

Company Contact: Earl L. Yager President and CEO www.CHADtherapeutics.com	Investor Contact: Neil Berkman Associates (310) 277 — 5162 info@BerkmanAssociates.com

CHAD Therapeutics Reports
Fourth Quarter and Fiscal 2005 Financial Results

Fourth Quarter Net Income Increased To $0.06 Per Share Versus $0.02 Per Share
Fiscal 2005 Net Income Was $0.17 Per Share Versus $0.10 Per Share

CHATSWORTH, California, June 16, 2005 . . . CHAD Therapeutics, Inc. (ASE:CTU) today announced higher revenue and net income for the fourth quarter and fiscal 2005 compared to the same periods of fiscal 2004, and updated its progress on new product and distribution initiatives.

Fourth Quarter and Fiscal 2005 Financial Results

For the three months ended March 31, 2005, revenue increased 2% to $5,435,000 from $5,351,000 for the fourth quarter of the prior fiscal year. Net earnings for the fourth quarter of fiscal 2005 were $589,000, or $0.06 per diluted share. This compares to net earnings for the fourth quarter of fiscal 2004 of $209,000, or $0.02 per diluted share.

For the twelve months ended March 31, 2005, revenue increased 13% to $24,287,000 from $21,541,000 for fiscal 2004. Net earnings for fiscal 2005 were $1,811,000, or $0.17 per diluted share. This compares to net earnings for fiscal 2004 of $1,001,000, or $0.10 per diluted share.

Conserver Product Update

Sales of oxygen conservers to domestic customers increased 5% in fiscal 2005 compared to the prior year. Growth was restrained by increased pricing pressure in the domestic market and the previously announced reduction in sales of conservers to a large customer. International conserver sales increased 51%.

Earl L. Yager, President and Chief Executive Officer, said, “The international conserver market is emerging as an important growth opportunity for CHAD. We are taking advantage of this opportunity by offering the industry’s broadest conserver product line, and by modifying certain of our conservers to meet specific foreign market requirements. As a result, based on current trends and orders received to date, we expect another significant increase in international sales in fiscal 2006.

“Continued expansion of our oxygen conserver and therapeutic device product lines is an important element of CHAD’s strategic growth plan. The recent introduction of the LOTUSTM Electronic Oxygen Conserver represents another product innovation at CHAD that we believe will contribute to our growth in fiscal 2006.”

TOTAL O2 System Update

Yager added, “Sales of our TOTAL O2® home oxygen filling system increased 64% in fiscal 2005 compared to fiscal 2004. Recent changes in home oxygen reimbursement are encouraging homecare providers to evaluate their monthly operating costs more carefully and to seek more cost-effective ways to service their home oxygen patients. CHAD’s proprietary TOTAL O2 system can significantly reduce monthly operating costs while at the same time improving patient care. We have been approached by several distributors regarding our TOTAL O2 system. These new distribution opportunities have the potential to significantly expand TOTAL O2 sales, and may also have a positive impact on our conserver sales. We hope that we will be able to convert these opportunities into formal distribution agreements over the next few months. We remain convinced that the TOTAL O2 system can become a major contributor to CHAD’s growth, and that our new marketing initiatives will put us on the right track to build awareness and demand.”

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CHAD Therapeutics Reports Fourth Quarter and Fiscal 2005 Financial Results
June 16, 2005
Page Two

CHAD’s TOTAL O2 home oxygen filling system produces unlimited oxygen just like a standard oxygen concentrator, while simultaneously allowing patients to easily and safely refill their portable oxygen cylinders at home.

Sleep Disorder Product Update

Yager continued, “The initial independent clinical trial of our first potential product for the sleep disorder market was recently completed. The trial confirmed that our sleep apnea therapeutic device, incorporating our proprietary sensor technology, achieved a significant reduction in the air pressure needed to treat sleep apnea patients, in addition to providing other therapeutic benefits. We believe this is why all of the patients tested preferred our device to the standard device that was used in the clinical trial for comparative purposes. This may translate into improved compliance by patients who use our device, which is a significant factor in sleep apnea therapy. We expect to make a decision this summer regarding our distribution options for our sleep apnea products.”

Operating Loss Carryforwards

At March 31, 2005, the Company had approximately $1,846,000 in California net operating loss carryforwards available to offset future income taxes payable. Based on earnings performance and future earnings projections, the Company released the valuation allowance that had been placed on its deferred tax assets, resulting in a net income tax benefit of $513,000 for the fourth quarter and $484,000 for fiscal 2005. The effective combined Federal and California income tax rate in fiscal 2006 and future years is currently expected to be approximately 40%.

Outlook

“A number of significant factors affect the outlook for revenue and earnings for fiscal 2006. These include the wide range of outcomes that could result from the distribution options we are pursuing for our TOTAL O2 system and our sleep apnea products, the emerging opportunities for our conserver products in international markets and continued uncertainty with respect to the domestic conserver market, and our expectation of a significantly higher tax rate beginning this year. As a result, while we expect CHAD to report higher revenue and pre-tax income in fiscal 2006 than in fiscal 2005, at this time we are unable to quantify more precisely the outlook for fiscal 2006,” Yager concluded.

Conference Call

CHAD will host a conference call today at 11:00 a.m. EDT. A simultaneous webcast will be available at www.fulldisclosure.com/company.asp?client=cb&ticker=ctu or from the Investor Relations link at www.CHADtherapeutics.com. A replay will be available after 1:00 p.m. EDT at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21248637 after 1:00 p.m. EDT.

About CHAD Therapeutics

CHAD Therapeutics, Inc. is in the business of developing, producing and marketing respiratory care devices designed to improve the efficiency of oxygen delivery systems for home health care and hospital treatment of patients suffering from pulmonary diseases. For more information, visit www.chadtherapeutics.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the potential loss of one of our major customers upon whom we depend for a material portion of our business, increased competition and continuing downward pressure on prices for certain of our products, the potential introduction of new products with perceived competitive advantages over the Company’s products, changes or proposed changes in health care reimbursement which affect home care providers, the terms of any distribution agreement which may be negotiated with respect to our TOTAL O2 system or our sleep products, and CHAD’s ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among homecare providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Outlook: Issues and Risks.”

(tables attached) #3898

CHAD THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Twelve Months Ended		Three Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net sales	$24,287,000	$21,541,000	$5,435,000	$5,351,000

Cost of sales	14,581,000	12,846,000	3,465,000	3,238,000

Gross profit	9,706,000	8,695,000	1,970,000	2,113,000

Costs and expenses:
Selling, general and administrative	6,947,000	6,436,000	1,641,000	1,666,000
Research and development	1,473,000	1,292,000	266,000	280,000

Total costs and expenses	8,420,000	7,728,000	1,907,000	1,946,000

Operating income	1,286,000	967,000	63,000	167,000
Interest income	39,000	22,000	10,000	4,000
Other income	2,000	12,000	3,000	1,000

Earnings before income taxes	1,327,000	1,001,000	76,000	172,000
Income tax (benefit)	(484,000)	—	(513,000)	(37,000)

Net earnings	$1,811,000	$1,001,000	$589,000	$209,000

Basic earnings per share	$0.18	$0.10	$0.06	$0.02
Diluted earnings per share	$0.17	$0.10	$0.06	$0.02

Weighted shares outstanding:
Basic	10,122,000	10,084,000	10,131,000	10,094,000
Diluted	10,625,000	10,362,000	10,636,000	10,467,000

CHAD THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(unaudited)

	March 31,
	2005	2004
Assets

Current assets:
Cash	$177,000	$2,708,000
Accounts receivable, net	3,745,000	2,911,000
Inventories, net	8,512,000	4,989,000
Prepaid expenses	264,000	233,000
Deferred income taxes	461,000	224,000

Total current assets	13,159,000	11,065,000
Property, plant and equipment, net	1,191,000	1,218,000
Intangible assets	802,000	729,000
Deferred income taxes	568,000	B
Other assets	70,000	31,000

Total Assets	$15,790,000	$13,043,000

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,196,000	$502,000
Accrued expenses	1,370,000	1,185,000
Income taxes payable	200,000	203,000

Total current liabilities	2,766,000	1,890,000

Shareholders’ equity:
Common shares, $.01 par value, authorized 40,000,000
shares, 10,134,000 and 10,096,000 issued and outstanding	13,369,000	13,309,000
Accumulated deficit	(345,000)	(2,156,000)

Net shareholders’ equity	13,024,000	11,153,000

Total Liabilities and Shareholders’ Equity	$15,790,000	$13,043,000